                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Advanta Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                Advanta Corp.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

(5) Total fee paid:

- --------------------------------------------------------------------------------


/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

                                     [ADVANTA LOGO]
                              FIVE HORSHAM BUSINESS CENTER
                                     300 WELSH ROAD
                            HORSHAM, PENNSYLVANIA 19044-0691

                            --------------------------------

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                     APRIL 20, 1995

                            --------------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the "Company") will be held at The Rittenhouse Hotel, Grand Ballroom, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Thursday, April 20, 1995 at 1:00 p.m. (the "Meeting") for the following purposes:

          1. To elect four directors to hold office until the expiration of their term of office and until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to approve the Advanta Management Incentive Plan With Stock Election IV.

          3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, March 3, 1995 as the record date of the Meeting. Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                                 GENE S. SCHNEYER
                                                   Secretary

Dated: March 20, 1995

                                 [ADVANTA LOGO]
                          FIVE HORSHAM BUSINESS CENTER
                                 300 WELSH ROAD
                        HORSHAM, PENNSYLVANIA 19044-0691
                            ------------------------
                                PROXY STATEMENT
                            ------------------------
                       ANNUAL MEETING OF STOCKHOLDERS TO
                      BE HELD ON THURSDAY, APRIL 20, 1995
                            ------------------------
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp. (the "Company") to be used at the Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company's Class A Common Stock and Class A Preferred Stock on or about March 20, 1995.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the election of directors or the other proposal described in this proxy statement, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted "For" the election of all four nominees for the Board of Directors, and "For" the proposal to approve the Advanta Management Incentive Plan With Stock Election IV.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained D.F. King & Co. Inc. to assist in the search for, and distribution of proxies to, beneficial owners of the Company's Class A Common Stock held in street name or other nominees, and will pay such firm a fee of $2,000, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, which will not be voting at the Meeting, also will receive all proxy material (other than the proxy itself), together with the Company's Annual Report for the fiscal year ended December 31, 1994. The expenses of such additional mailing will be borne by the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at the close of business on March 3, 1995 are entitled to notice of, and to vote at, the Meeting. On that date the Company had outstanding 17,355,778 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights. The proposal to approve the Advanta Management Incentive Plan With Stock Election IV (the "Incentive Plan Proposal") requires the approval of a majority of shares present in person or by proxy and entitled to vote at the meeting. Under applicable Delaware law, abstentions with respect to the Incentive Plan Proposal will have the same effect as votes against the proposal, and broker non-votes will have no effect on the outcome of the vote on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth on the following table is furnished as of March 1, 1995, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities.

                                                                     AMOUNT AND
                                                                     NATURE OF
                                                                     BENEFICIAL           PERCENT OF
TITLE OF CLASS                         NAME                          OWNERSHIP              CLASS
- ---------------  ------------------------------------------------    ----------           ----------
Class A          J. R. Alter(1)(2)...............................        1,010              100.0%
Preferred
Class A          Wanger Asset Management, L.P.(3)................      998,000                5.8%
Common
                 Capital Research and Management Company(4)......    1,105,000                6.4%

                 Dennis Alter(1).................................    4,943,856(5)(6)(7)      28.5%

- ---------------

 (1) The address for J. R. Alter and Dennis Alter is c/o Advanta Corp., Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-0691.

 (2) J. R. Alter is not a member of the Company's management.

 (3) Information as to shares held by Wanger Asset Management, L.P., a registered investment advisor ("WAM"), is as of December 31, 1994, as set forth in a Schedule 13G filed with the Securities and Exchange Commission ("SEC"). Under applicable SEC rules, WAM is deemed to be the beneficial owner of these shares because it shares the power to vote or to direct the vote of these shares. Under applicable SEC rules, Wanger Asset Management, Ltd., the sole general partner of WAM ("WAM Ltd."), and Mr. Ralph Wanger, the principal stockholder of

     WAM Ltd. ("Wanger"), are each deemed to be the beneficial owner of the shares with respect to which WAM shares voting power. The address of WAM, WAM Ltd. and Wanger is 227 W. Monroe Street, Suite 3000, Chicago, Illinois 60606.

 (4) Information as to shares held by Capital Research and Management Company, a registered investment advisor ("CRMC"), is as of December 31, 1994, as set forth in a Schedule 13G filed with the SEC. Under applicable SEC rules, CRMC is deemed to be the beneficial owner of these shares because CRMC has the power to exercise investment discretion (dispositive power, but not voting power) with respect to these shares. Under applicable SEC rules, the parent company of CRMC, The Capital Group Companies, Inc. ("TCGC"), is also deemed to be the beneficial owner of the shares with respect to which CRMC exercises investment discretion. The address of both CRMC and TCGC is 333 South Hope Street, Los Angeles, California 90071.

 (5) Includes 999,462 shares owned by a trust, the beneficiary of which is Linda Ominsky, the sister of Dennis Alter, and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

 (6) Includes 150,000 shares owned by Dennis Alter's wife and 168,824 shares owned by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes an aggregate of 150,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

 (7) Does not include 1,010 shares of the Company's Class A Preferred Stock and 499,465 shares of Class A Common Stock owned by J. R. Alter, the father of Dennis Alter, and 75,000 shares of Class A Common Stock owned by Helen Alter, the mother of Dennis Alter, as to which Dennis Alter disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four other most highly compensated executive officers whose compensation exceeded $100,000 during 1994, and by all directors and officers as a group, as of March 1, 1995. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by April 29, 1995.

                                         CLASS A COMMON                     CLASS B COMMON
                                 -------------------------------    -------------------------------
                                 AMOUNT AND NATURE                  AMOUNT AND NATURE
                                   OF BENEFICIAL      PERCENT OF      OF BENEFICIAL      PERCENT OF
              NAME                   OWNERSHIP          CLASS           OWNERSHIP          CLASS
- -------------------------------- -----------------    ----------    -----------------    ----------
OFFICER/DIRECTORS
Dennis Alter(1)(2)(3)(4)........     4,943,856           28.5%          2,942,251           12.6%
Alex W. Hart(5).................             0              *             247,830            1.1%
Richard A. Greenawalt(6)(7).....       842,490            4.7%            748,229            3.2%
Anthony P. Brenner(8)...........         2,250              *              18,000              *
OFFICERS
Robert A. Marshall(9)...........       174,286            1.0%            242,012            1.0%
David D. Wesselink(10)..........             0              *              25,345              *
DIRECTORS
Arthur P. Bellis(11)............        85,478              *             118,578              *
Max Botel(12)...................        19,612              *              38,662              *
Richard J. Braemer(13)..........        75,190              *              81,190              *
William C. Dunkelberg(14).......         6,225              *              21,025              *
Robert C. Hall..................             0              *               1,000              *
Warren Kantor(15)...............        49,421              *             231,631            1.0%
Ronald J. Naples(16)............           750              *              15,000              *
Phillip A. Turberg(17)..........        43,886              *              60,386              *
All officers and directors as a
  group (27 persons)(1)(2)
  (4)(7)(12)(14)(17)(18)........     6,436,095           35.4%          5,346,447           21.6%

- ---------------
  * Represents less than 1% of the indicated class of the Company's Common Stock outstanding as of March 1, 1995.

(1) Ownership includes 999,462 shares of the Company's Class A Common Stock owned by a trust, the beneficiary of which is Linda Ominsky, the sister of Dennis Alter, and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(2) Ownership includes 150,000 shares of Class A Common Stock and 75,000 shares of Class B Common Stock held by Mr. Alter's wife, as well as 168,824 shares of Class A Common Stock and 172,194 shares of Class B Common Stock held by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes 150,000 shares of each of the Company's Class A Common Stock and Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares of the Company's Class A Common Stock and 22,600 shares of the Company's Class B Common Stock held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

(3) Ownership includes options to purchase 243,750 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(4) Ownership does not include 1,010 shares of the Company's Class A Preferred Stock, 499,465 shares of both the Company's Class A Common Stock and Class B Common Stock owned by J. R. Alter, the father of Dennis Alter, and 75,000 shares of both the Company's Class A Common Stock and Class B Common Stock owned by Helen Alter, the mother of Dennis Alter, as to all of which shares Dennis Alter disclaims beneficial ownership.

(5) Ownership includes options to purchase 25,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(6) Ownership includes options to purchase 514,500 shares of the Company's Class A Common Stock and 547,396 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(7) Ownership includes 86,850 shares of the Company's Class A Common Stock and 77,850 shares of the Company's Class B Common Stock owned by Mr. Greenawalt's wife and 12,000 shares of Class A Common Stock and 12,670 shares of Class B Common Stock held by Mr. Greenawalt as custodian for his children. Mr. Greenawalt disclaims beneficial ownership of all such shares.

(8) Ownership includes options to purchase 14,250 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(9) Ownership includes options to purchase 157,500 shares of the Company's Class A Common Stock and 210,625 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(10) Ownership includes options to purchase 12,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(11) Ownership includes options to purchase 12,900 shares of the Company's Class A Common Stock and 21,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(12) Ownership includes options to purchase 12,900 shares of the Company's Class A Common Stock and 26,400 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise. Also includes 1,500 shares of the Company's Class B Common Stock owned by Mr. Botel's son and 1,500 shares of the Company's Class B Stock owned by Mr. Botel's daughter, as to all of which shares Mr. Botel disclaims beneficial ownership.

(13) Ownership includes options to purchase 43,170 shares of the Company's Class A Common Stock and 56,670 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise. Ownership does not include 150,000 shares of each of the Company's Class A and Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which shares Mr. Braemer shares voting and investment powers as a trustee of the foundation. Such share ownership is reflected in the ownership table under Mr. Alter's name.

(14) Ownership includes options to purchase 4,575 shares of the Company's Class A Common Stock and 19,075 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans. Also includes 150 shares each of the Company's Class A Common Stock and Class B Common Stock held by Dr. Dunkelberg as custodian for his daughter. Dr. Dunkelberg disclaims beneficial ownership of these shares.

(15) Ownership includes options to purchase 27,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(16) Ownership includes options to purchase 14,250 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(17) Ownership includes options to purchase 7,500 shares of the Company's Class A Common Stock and 21,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans. Also includes 1,500 shares of both the Company's Class A Common Stock and

     Class B Common Stock held by Mr. Turberg's wife, as to all of which shares Mr. Turberg disclaims beneficial ownership.

(18) Ownership includes options to purchase 830,295 shares of the Company's Class A Common Stock and 1,529,862 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of those reports which it has received, and written representations from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 1994 through December 31, 1994 were made on a timely basis except that the reports of the following transactions were filed subsequent to the applicable due date:
Mitchell Fried -- one report relating to one transaction; Dennis Eickhoff -- one report relating to one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 in 1994.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                           --------------------------
                                                                                     AWARDS
                                                                           --------------------------
                                        ANNUAL COMPENSATION                 RESTRICTED     SECURITIES
                           ---------------------------------------------       STOCK       UNDERLYING      ALL OTHER
    NAME AND PRINCIPAL                                    OTHER ANNUAL       AWARD(S)       OPTIONS     COMPENSATION($)
         POSITION          YEAR   SALARY($)   BONUS($)   COMPENSATION($)      ($)(1)         (#)(2)     (3)(4)(5)(6)(7)
- -------------------------- ----   ---------   --------   ---------------   -------------   ----------   ---------------
Dennis Alter.............. 1994   $495,000    $222,763      $  60,316(8)    $         0            0       $ 192,910
Chairman of the Board      1993   $495,000    $178,213      $      --       $   668,228       37,500       $  60,225
and Chief Executive        1992   $495,000    $247,325      $      --       $         0      300,000       $  16,265
Officer

Alex W. Hart.............. 1994   $371,481    $710,600      $      --       $ 6,626,573      150,000       $   9,494
Executive Vice Chairman

Richard A. Greenawalt..... 1994   $395,000    $177,765      $      --       $         0            0       $  84,061
President and Chief        1993   $395,000    $136,084      $  18,738       $   533,205       37,500       $  41,811
Operating Officer          1992   $395,000    $217,500      $      --       $         0      120,000       $  18,595

Robert A. Marshall........ 1994   $325,000    $150,512      $      --       $         0       25,000       $  20,799
Executive Vice President   1993   $271,245    $91,012       $      --       $   230,954       26,250       $  20,656
and Group Executive,       1992   $220,000    $92,008       $      --       $         0       45,000       $  16,136
Consumer Financial
Services

David D. Wesselink........ 1994   $250,000    $43,528       $ 140,412(9)    $         0       20,000       $   6,229
Senior Vice President      1993   $ 24,038    $61,507       $               $   437,359       30,000       $  16,237
and Chief Financial
Officer

- ---------------
 (1) 1993 figures reflect restricted stock granted pursuant to the Advanta Management Incentive Plan With Stock Election III ("AMIP III"), representing "target" bonuses for 1996, 1997 and 1998 performance, at a grant date price of $17.00 per share of Class B Common Stock (as adjusted for the three-for-two stock split of the Class A and Class B Common Stock effected in October 1993), for Messrs. Alter, Greenawalt and Marshall. In 1991, each of such gentlemen had received a grant of restricted stock pursuant to the predecessor plan to AMIP III ("AMIP II"), representing "target" bonuses for 1993, 1994 and 1995 performance, at a grant date price (as adjusted for the dual class stock plan approved by stockholders in April 1992 and the three-for-two split in October 1993) of $4.75 for each share of Class A or Class B Common Stock. Mr. Wesselink joined the Company in November 1993, at which time AMIP II and AMIP III restricted Class B shares in respect of his "target" bonuses for performance years 1994 through 1998 were granted at a price of $34.05 per share (equal to the average of the closing market prices for the 90 day period preceding the date of grant). Mr. Hart joined the Company in March 1994, at which time AMIP II and AMIP III restricted Class B shares in respect of his "target" bonuses for performance years 1994 through 1998 were granted at a price of $29.27 per share (equal to the preceding 90 day average market price). In addition to his restricted AMIP II and AMIP III shares, pursuant to his employment agreement Mr. Hart was granted 200,000 restricted shares of Class B Common Stock in January 1994, of which 50,000 shares vest in January of each year from 1995 to 1998 (subject to earlier vesting in the event of Mr. Hart's death, disability or retirement, a change in control of the Company, or certain other circumstances).

     Shares vest under each of AMIP II and AMIP III 10 years after the date of grant, but are subject to accelerated vesting on the basis of individual and corporate (or applicable business unit) performance for each applicable plan performance year. One-third of the AMIP II grants to each of Messrs. Alter, Greenawalt and Marshall was vested by the Board of Directors in December 1993 with respect to their 1993 performance. An additional one-third of the AMIP II grants to each of Messrs. Alter, Greenawalt and Marshall was vested by the Board of Directors in March 1995 with respect to their 1994 performance, and the portions of the AMIP II grants to each of Messrs. Hart and Wesselink relating to their 1994 target bonuses were vested at the same time, in respect of their 1994 performance. The remaining portions of the AMIP II grants are eligible for similar potential vesting with respect to 1995 performance, and the AMIP III grants are eligible for similar potential vesting at the rate of one-third of the shares granted for each of 1996, 1997 and 1998. The number of restricted shares of each class of Common Stock held by each executive under AMIP II and AMIP III and by Mr. Hart under the contractual arrangements described above, and the market value (rounded to the nearest dollar) of such restricted shares at December 31, 1994, were as follows: Mr. Alter, 23,447 Class A shares, 62,754 Class B shares, $2,200,022; Mr. Hart, 236,781 Class B shares, $5,978,720; Mr. Greenawalt, 18,710 Class A shares, 50,075 Class B shares, $1,755,531; Mr. Marshall, 8,105 Class A shares, 21,690 Class B shares, $760,430; and Mr. Wesselink, 12,845 Class B shares, $324,336. Non-preferential dividends are paid on these restricted shares.

 (2) The numbers of securities underlying options granted have been adjusted to reflect the dual class stock plan adopted in April 1992 and the three-for-two stock split effected in October 1993.

 (3) Includes matching contributions of $3,750, $7,500 and $7,500 paid by the Company to the accounts of Messrs. Alter, Greenawalt and Marshall, respectively, under the Employee Savings Plan (a 401(k) plan), in respect of their 1994 participation in such plan. Also includes a $3,750 contribution to Mr. Alter's account under the Company's Executive Deferral Plan, to replace the portion of the 1994 Employee Savings Plan matching contribution lost as the result of salary deferral in 1994.

 (4) Includes the value of (i) Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $500,000), and (ii) whole life insurance policies on the named executives, which policies are paid for by the Company and as to which the named executive has the right to designate the beneficiary. If an insured executive terminates his employment with the Company, he may keep the whole life policy, but must pay the Company the full cash value of the policy. Consequently, the value of this insurance to the employee is the term life insurance benefit. The value of these benefits to the named individuals for 1994 was as follows: Mr. Alter, $11,288; Mr. Hart, $9,494; Mr. Greenawalt, $7,872; Mr. Marshall, $4,702; and Mr. Wesselink, $3,782.

 (5) Includes interest paid in 1994 by the Company on behalf of Messrs. Greenawalt and Marshall pursuant to an executive loan program adopted by the Company's Board of Directors in 1992, which interest accrued on the named executives' respective stock margin accounts in connection with margin loans against shares vested under AMIP II and a predecessor stock bonus plan, in the following amounts: Mr. Greenawalt, $10,254; and Mr. Marshall, $2,522.

 (6) Includes above-market interest earned during 1994 on deferred compensation pursuant to the Company's Executive Deferral Plan (which plan first became effective in 1993), in the following amounts: Mr. Alter, $27,066; Mr. Greenawalt, $10,251; Mr. Marshall, $6,075; and Mr. Wesselink, $2,447.

 (7) Includes the value of split-dollar life insurance policies purchased in 1993 separately insuring the life of Dennis Alter, the joint lives of Dennis Alter and his spouse, and the joint lives of Richard Greenawalt and his spouse, the proceeds of which policies are payable to beneficiaries designated by the respective executives. The value of the term life insurance benefits provided under such policies and included in the figure for 1994 was $17,717 for Mr. Alter and $1,886 for Mr. Greenawalt. Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive's beneficiary. The value of the benefits to the executives of the remainder of the premiums paid by the Company and included in the figure for 1994 was $129,339 for Mr. Alter and $46,298 for Mr. Greenawalt.

 (8) Represents the value of automobiles made available to Mr. Alter during 1994.

 (9) Represents the value of relocation benefits provided to Mr. Wesselink in 1994, when he moved from Illinois after joining the Company in November 1993, including $133,031 to cover relocation costs and $7,381 to reimburse Mr. Wesselink for the taxes payable with respect to such benefits.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Company's 1992 Stock Option Plan to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 during 1994. All options granted in 1994 are options to purchase shares of Class B Common Stock. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                            INDIVIDUAL GRANTS
- --------------------------------------------------------------------------    POTENTIAL REALIZABLE VALUE AT
                      NUMBER OF     % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                     SECURITIES      OPTIONS                                  STOCK PRICE APPRECIATION FOR
                     UNDERLYING     GRANTED TO    EXERCISE OR                          OPTION TERM
                       OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------------
        NAME         GRANTED (#)   FISCAL YEAR      ($/SH)         DATE       5%($)(2)    10%($)(2)    0%($)
- -------------------- -----------   ------------   -----------   ----------   ----------   ----------   -----
Alex W. Hart........   100,000         13.1%        $ 27.75      1/20/2004   $1,745,183   $4,422,635    $ 0
                        50,000          6.6%        $ 26.88      9/26/2004   $  845,077   $2,141,591    $ 0
Robert A.
  Marshall..........    25,000          3.3%        $ 28.50      2/17/2004   $  448,087   $1,135,542    $ 0
David D.
  Wesselink.........    20,000          2.6%        $ 28.50      2/17/2004   $  358,470   $  908,433    $ 0

- ---------------
(1) Options granted in 1994 become exercisable on the anniversary of the date of grant at the rate of 25% per year for four years. The options expire 10 years from the date of grant. At their own request, neither Mr. Alter nor Mr. Greenawalt received an option grant in 1994.

(2) The dollar amounts under these columns are the result of calculations at 5% and 10% compounded annual rates set by the SEC and therefore are not intended to forecast the future appreciation, if any, in the price of the Company's Class B Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's Class B Common Stock increases to as much as $46.42 per share (compounded at 5%) or $73.92 per share (compounded at 10%), over the 10-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the 23.1 million shares of the Company's Class B Common Stock outstanding of approximately $415 million or $1.05 billion, respectively, over the same period. The Company did not use an alternative formula for valuation of option grants because it is not aware of any formula which determines with reasonable accuracy a present grant value.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information related to options exercised during 1994 by the Company's Chief Executive Officer and by each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 in 1994, and the number and value of options held on December 31, 1994 by such individuals. The Company does not have any outstanding SARs.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                       SHARES       AGGREGATE        OPTIONS AT FY-END (#)               FY-END ($)
                     ACQUIRED ON      VALUE       ----------------------------   ---------------------------
       NAME          EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- -------------------  -----------   ------------   -----------   --------------   -----------   -------------
Dennis Alter.......          0      $        0       159,375        178,125      $ 1,978,594    $ 2,059,781
Alex W. Hart.......          0      $        0             0        150,000      $         0    $         0
Richard A.
  Greenawalt.......          0      $        0     1,022,521         88,125      $22,927,396    $   896,982
Robert A.
  Marshall.........          0      $        0       344,063         67,187      $ 7,843,415    $   375,947
David D.
  Wesselink........          0      $        0         7,500         42,500      $         0    $         0

EMPLOYMENT AGREEMENT

     In January 1994, Mr. Hart and the Company entered into an agreement pursuant to which Mr. Hart's base salary was set at not less than $495,000. In addition, he received 200,000 restricted shares of Class B Common Stock and an option to purchase 100,000 shares of Class B Common Stock at $27.75 per share. The restricted shares, which as of the January 1994 date of grant had a market value of $5.6 million, will vest at the rate of 25% per annum for four years, and the options will become exercisable at the same rate. Should Mr. Hart leave the Company's employ before four years have passed, these benefits will vest upon the departure except in certain limited circumstances. Mr. Hart also received, in January 1995, a guaranteed one-time bonus of $525,000 (which is included in the 1994 bonus shown in the Summary Compensation Table on page 6), and he is to receive other annual benefits and perquisites estimated at $250,000, and is also eligible to receive annual bonuses under AMIP II and AMIP III.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for setting the overall direction for the executive compensation strategy of the Company and the on-going monitoring of the strategy's implementation. However, the determinations of the Compensation Committee with respect to senior executives are in all cases subject to review and approval by the full Board of Directors (excluding the management directors).

     The policies of the Committee and the Board of Directors are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-target corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

     The major elements of the executive compensation program are base salary, performance-based annual and long-term incentives, and stock options. Target levels of overall compensation are intended to be consistent with a selected peer group of companies (the "peer group"). While some of these companies are in the Dow Jones Diversified Financial Services Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company either in terms of market capitalization, or because they compete with, or are in lines of business related to, the Company's businesses. However, for several years total compensation has been weighted toward programs contingent upon the Company's short- and long-term performance as measured by increases in the value of the Company's publicly traded shares. As a result of the increased emphasis on tying executive compensation to corporate performance and shareholder value, in any particular year the Company's executives may be paid more or less than the executives of the peer group, depending upon the Company's performance and share price appreciation.

THE $1 MILLION DOLLAR CAP ON DEDUCTIBLE EXECUTIVE COMPENSATION

     The Committee has determined that compensation payable to the executive officers should generally meet the conditions required for full deductibility under Internal Revenue Code Section 162(m). However, the Committee also recognizes that in certain instances it may be in the best interest of the Company to provide compensation that is not deductible. Specifically, in 1994 the Committee approved Mr. Hart's employment agreement (described on page 9 of this proxy statement), recognizing that the time-based vesting of the restricted stock granted to him thereunder may cause some portion of Mr. Hart's compensation not to be fully deductible in future years.

BASE SALARY

     Base salaries are set by the Committee based upon a comparison of the prior year's salaries at companies in the peer group index. Base salaries are targeted to approximate the median base salaries of the comparator companies. Based on 1994 proxy disclosures of the comparator companies, the 1994 base salaries of Mr. Alter and one of the other named executive officers were below the 1993 median base salaries of the peer group companies, and the base salaries of the other three named executive officers were between the median and the 75th percentile of the peer group's 1993 base salaries. The Company's philosophy is to limit fixed costs in its executives' compensation by emphasizing the variable components of total compensation, i.e., short- and long-term incentives.

ANNUAL INCENTIVES

     Each executive officer has an annual "target" bonus, which is a specified percentage (determined by the executive's position in the Company) of his base salary as of January 1 of that year. For the named executives, the "target" bonus ranges from 35% to 45% of base salary. At the end of the year, the Committee determines the amount, expressed in dollars, of each executive's annual bonus award. However, for 1993, 1994 and 1995, a portion of this annual bonus is payable via accelerated vesting in each year of up to one-third of the restricted shares granted to the executive under the Advanta Management Incentive Plan With Stock Election II ("AMIP II"). For purposes of calculating the bonus award and comparing it to cash bonus awards of the peer group companies, the vested shares are valued at their original grant date fair market value.

     Bonus awards are based upon achieving annual financial goals, as approved by the Board of Directors. If a predetermined threshold level of performance is not achieved, no bonus is paid. Achievement of "target" financial goals warrants payment of the "target" bonus award. Accomplishment of financial goals in excess of targeted levels warrants payment of correspondingly larger bonuses. The maximum bonus is twice the target level.

     The 1994 performance awards were based principally on return on equity and earnings per share. Each of these factors was given approximately equal weight. The Company exceeded both the target return on equity and earnings per share goals in 1994. Along with these objective performance criteria, the Committee also gave some consideration to subjective factors, including management's maintenance of a proper control environment with respect to the Company's operations, and management's success in positioning the Company for future profitable growth. No specific weights were attached to these subjective factors. For 1994, each of the named executive officers were awarded bonuses ranging from 150% to 200% of their respective 1994 target bonuses. Notwithstanding these award levels, in 1994 the annual incentive program awards generally resulted in payouts with a value less than the 1993 median cash bonus level of the Company's peer group index. As indicated above, each of these awards was paid in part by the vesting of that portion of the restricted shares granted under AMIP II representing the executives' "target" 1994 bonuses.

LONG-TERM INCENTIVES

     The Company's long-term incentive program consists of multi-year plans that are designed to increase executive share ownership. The long-term incentive plans (AMIP II, the Advanta Management Incentive Plan With Stock Election III ("AMIP III"), and the Advanta Management Incentive Plan With Stock Election IV ("AMIP IV"), which latter plan will be presented to the stockholders for approval at the Meeting) and the annual incentive plan are interlinked, and can be considered components of a single plan. Under AMIP II, the named executives received a restricted stock grant (upon the plan's adoption in 1991, or for Messrs. Wesselink and Hart, upon their joining the Company in a later year), equal to their respective projected target bonuses (determined as a percentage of base salary at the time of grant) for 1993, 1994 and 1995 performance (only 1994 and 1995 performance for Messrs. Wesselink and Hart). (For purposes of this projection, base salary was assumed to remain at the grant date level. However, the actual target bonuses for 1993, 1994 and 1995 are based on a percentage of the base salaries in each respective year.) The restricted stock vests in 10 years. However, vesting may be accelerated depending upon achievement of annual performance goals. If annual performance goals are achieved, a portion of each named executive's actual target bonus for 1993 (where applicable), 1994 and 1995 is payable by accelerated vesting of up to one-third of the restricted stock grant (up to one-half for Messrs. Hart and Wesselink, who were not eligible for 1993 participation). Any bonus awarded in excess of these share amounts is payable in cash. The corporate performance goals to be achieved in order to accelerate vesting are determined annually as described under Annual Incentives above. Bonus awards for senior executives are based entirely on corporate (or, as in the case of Mr. Marshall, applicable business unit) performance.

     Similarly, for each named executive a portion of his 1996, 1997 and 1998 target bonuses equal to his 1993 (or 1994, for Messrs. Hart and Wesselink) target bonus will be payable via accelerated vesting of up to one-third of the AMIP III restricted shares granted to him. Likewise, if AMIP IV is approved by the stockholders at the Meeting, a portion of each named executive's 1999, 2000 and 2001 target bonuses equal to his 1995 target bonus will be payable via accelerated vesting of up to one-third of the AMIP IV restricted shares to be granted to him.

     In calculating the annual incentive award, the restricted shares subject to accelerated vesting are valued at their grant date fair market value. Any annual incentive that is earned above this value is payable in cash. This provides senior executives with a long-term incentive due to the prospect of appreciation in the value of restricted shares between the date of the grant and the respective dates of accelerated vesting.

STOCK OPTIONS

     The Stock Option Plan is designed to reward long-term accomplishment, based upon increases in shareholder value. Based upon the Committee's determination, options are generally granted annually. The exercise price of options is 100% of fair market value on the date of grant. Options vest over four years and expire 10 years after the grant date.

     In determining the size of 1994 individual option grants, the Committee took into consideration performance against the prior year's (1993) strategic plan with respect to the magnitude and quality of growth in earnings and managed assets and the level of return on equity achieved; the Committee also assessed each executive officer's expected contribution to the Company and the shareholders based upon the executive's level of responsibility and the strategic value of his position. Prior awards were also considered in determining the size of an option grant in 1994, with newer executives eligible for proportionately larger awards. At the request of Messrs. Alter and Greenawalt, the Committee did not grant any options to either of them in 1994.

THE CHIEF EXECUTIVE OFFICER'S 1994 COMPENSATION

     Mr. Alter is eligible to participate in the same executive compensation plans available to the other executive officers. The Committee's general approach in setting Mr. Alter's target annual compensation is to seek to be competitive with other companies in the peer group index, but to have a large variable component in his compensation.

     Mr. Alter's base salary was set based upon his perceived value to the Company in increasing the Company's earnings and share value at compound annual rates of 61% and 58%, respectively, over the last seven years. Mr. Alter has not received a base salary increase for the past five years. All increases in Mr. Alter's pay have been based upon the variable component of his pay (bonus with restricted stock and stock option grants), and are primarily reflected in the Company's share value appreciation.

     Mr. Alter's 1994 base salary and total annual cash compensation were below the 1993 median of the peer group index. For 1994, Mr. Alter's annual bonus was tied principally to achievement of return on equity and earnings per share goals. The Company exceeded the target goals for each of these factors. Some consideration was also given to subjective factors, as described above under "Annual Incentives." Mr. Alter's target bonus is 45% of his base salary, and his 1994 bonus award equalled 200% of his target bonus.

COMPENSATION COMMITTEE

     Philip A. Turberg, Chairman          Arthur P. Bellis          Max Botel

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock during the five years ended December 31, 1994 with the cumulative total return on the Standard & Poor's 500 index and the Dow Jones-Diversified Financial Services Companies index. The comparison assumes that $100 was invested on January 1, 1990 in the Class A Common Stock (then described simply as "Common Stock") and in the foregoing indices and assumes the reinvestment of dividends. The price and performance of the Class A Common Stock has been adjusted to reflect (i) the effective two-for-one stock split as a result of the May 5, 1992 dividend of one share of Class B Common Stock for each outstanding share of Class A Common Stock, and (ii) the three-for-two stock split effected by means of a 50% stock dividend in October 1993, as if such dividends had already occurred at January 1, 1990.

                                                                  Diversified
      Measurement Period                                           Financial
    (Fiscal Year Covered)           Advanta         S&P 500        Services
1/1/90                                     100             100             100
12/90                                    102.3            96.9            77.7
12/91                                    356.3           126.1           107.7
12/92                                    673.8           135.4           122.1
12/93                                   1043.6           148.6           137.2
12/94                                    829.6           150.0           130.9

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated four candidates to be elected at the Meeting for a three-year term ending in 1998. Each nominee is currently serving as a director of the Company. Eight other directors are currently serving terms which will expire in 1996 or 1997.

     Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

     Certain information regarding each nominee and each director continuing in office is set forth below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years and other directorships currently held at other publicly held companies.

     Messrs. Alter, Bellis, Botel and Braemer have been directors of the Company since its incorporation in 1974. Messrs. Kantor and Turberg were elected as directors by the shareholders in 1986. Messrs. Greenawalt, Dunkelberg, Brenner, Naples, Hart and Hall were first elected by the Board in November 1987, June 1990, May 1992, November 1992, February 1994, and September 1994, respectively.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 1998

                 Dennis Alter                                  William C. Dunkelberg
                 Arthur P. Bellis                              Robert C. Hall

     Mr. Alter, age 52, became Executive Vice President and a director of the Company in 1967. He was elected President and Chief Executive Officer in 1972, and Chairman of the Board of Directors in August 1985. In February 1986, he relinquished the title of President, retaining the positions of Chief Executive Officer and Chairman of the Board.

     Mr. Bellis, age 51, has been a private investor since January 1993. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive officer of Boca Bancorp, Inc., the bank's holding company, from its formation in December 1986. Mr. Bellis has served on the Board of United Way International since December 1993.

     Dr. Dunkelberg, age 52, is Professor of Economics and Director of the Center for Advancement and Study of Entrepreneurship at Temple University. He served as Dean of the School of Business and Management at Temple from 1987 through 1994. Prior to that, Dr. Dunkelberg was a professor of economics and management at Purdue and Stanford Universities. As an authority on consumer credit and small business, he was appointed to the Consumer Advisory Council of the Board of Governors of the Federal Reserve System in January 1989.

     Mr. Hall, age 63, is Vice President of The Thomson Corporation, a world-wide company with sales of over $6.0 billion. From 1990 through December 1994, Mr. Hall was Chief Executive Officer of Thomson's Information and Publishing Group, a $3.0 billion enterprise of 140 companies. From 1985 to 1990 Mr. Hall was Chief Executive Officer of Thomson Financial Services Group, a world-wide financial information provider.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF ALL FOUR NOMINEES FOR ELECTION.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 1996

                 Max Botel                                     Anthony P. Brenner
                 Richard J. Braemer                            Phillip A. Turberg

     Mr. Botel, age 55, has been, for more than five years, a partner in the law firm of Botel, Binder & Weiss. From February 1985 through December 1994, he was also Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President and sole stockholder effective as of January 1995.

     Mr. Braemer, age 54, has been a partner in the law firm of Ballard Spahr Andrews & Ingersoll since January 1994. Prior to that, he was a partner in the law firm of Hangley Connolly Epstein Chicco Foxman & Ewing from May 1992. Prior to that time he was, for more than five years, a shareholder and director of Braemer Abelson & Hitchner, a professional corporation engaged in the practice of law, and a partner in the predecessor law partnership of Braemer Abelson & Hitchner (formerly, Braemer and Abelson). Mr. Braemer is a director of Toll Brothers, Inc.

     Mr. Brenner, age 37, is the Managing Director of Advanta Partners LP, the Company's venture capital partnership organized in 1994. Prior to joining Advanta Partners, Mr. Brenner was President of Cedar Capital Investors, LTD, the managing general partner of a private equity investment partnership, since November 1988, and in that capacity undertook management responsibilities for companies in which the partnership had invested, including the positions of Chairman and Chief Executive Officer of Liebhardt Mills, Inc., a bed pillow manufacturer, since June 1989, and Chairman of Servomation International, L.P., an institutional food service company, since June 1991.

     Mr. Turberg, age 66, has been an independent management consultant affiliated with Firemark Group, Inc. in Parsippany, New Jersey, a firm specializing in research for insurance companies since September 1993. Prior to that he was affiliated with the accounting firm of KPMG Peat Marwick in New York City since February 1989. Prior to that he had been, for more than five years, President of Huggins Financial Services, Inc., a management consulting firm.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 1997

                 Richard A. Greenawalt                         Warren Kantor
                 Alex W. "Pete" Hart                           Ronald J. Naples

     Mr. Greenawalt, age 51, was elected President and Chief Operating Officer of the Company in November 1987. Prior to joining the Company, Mr. Greenawalt served as President of Transamerica Financial Corp., Los Angeles, California, from May 1986. For the 15 years prior to that, Mr. Greenawalt served in various capacities with Citicorp, including most recently as Chairman and Chief Executive Officer of Citicorp Person-to Person, Inc., St. Louis, Missouri, and, prior to that, as President and Chief Executive Officer of Citicorp Retail Services, Inc., New York, New York.

     Mr. Hart, age 54, joined the Company in March 1994 as a Director and Executive Vice Chairman. For the five years prior to that he had been President and Chief Executive Officer of MasterCard International, Inc., a worldwide association of over 29,000 member financial institutions. Prior to joining MasterCard in November 1988, Mr. Hart was Executive Vice President of First Interstate Bancorp, Los Angeles, California.

     Mr. Kantor, age 53, is a private investor and financial consultant to the Company. He served as Executive Vice President and Chief Financial Officer of the Company from 1986 to November 1993, and Vice Chairman from November 1993 until September 1994. Prior to joining the Company, he had been, for more than ten years, a partner of the accounting firm of Arthur Andersen & Co. Prior to his resignation, he was in charge of the Financial Services Division of Arthur Andersen & Co. in Philadelphia, Pennsylvania and was the audit partner assigned to the Company's account. Mr. Kantor is a director of Olympic Financial Ltd., a publicly held auto finance company.

     Mr. Naples, age 49, has been Chief Executive Officer of Hunt Manufacturing Co., a manufacturer and distributor of office and art/craft products, since 1981, and Chairman of the Board of Hunt since 1987. He is a former White House Fellow, and served on the White House Staff during the Ford Administration as Assistant to the Counsellor to the President for Economic Affairs, and as a Special Assistant to the head of the Federal Energy Administration. Mr. Naples is a director of Quaker Chemical Corp.

COMMITTEES, MEETINGS, COMPENSATION AND OTHER MATTERS REGARDING THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

     The Board of Directors has an Audit Committee currently composed of Messrs. Braemer and Dunkelberg. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met five times in 1994.

     The Board of Directors has appointed a Compensation Committee currently composed of Messrs. Bellis, Botel, and Turberg. The Compensation Committee reviews compensation arrangements for executives, reviews and makes recommendations to the full Board regarding the adoption or amendment of employee benefit plans, and administers the Company's employee stock purchase plan. The Compensation Committee also administers the Company's Stock Option Plans, and except with respect to grants of options to non-employee directors, has full authority to determine the persons to whom and the times at which options shall be granted, the number of option shares to be granted and the price and other terms of options. The Compensation Committee also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Compensation Committee met or acted by consent 19 times in 1994.

     In February 1993, the Board of Directors established a Nominating Committee to identify and recommend to the Board of Directors individuals to serve on the Board, which individuals are to be selected, according to the Board resolution establishing the Nominating Committee, on the basis of their integrity, leadership ability, financial sophistication and capacity to help guide the Company successfully into the 21st century. The current members of the Nominating Committee are Messrs. Bellis, Braemer and Naples. The Nominating Committee met three times in 1994. The Nominating Committee will consider nominees recommended by securityholders; any such nominations must comply with the requirements of the Company's By-Laws, including delivery to the Company at least thirty days before the meeting of stockholders of a written request from a stockholder of record that the individual's name be placed in nomination, accompanied by the written consent of such individual to serve as a director.

     Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, $10,000 as an annual retainer for service on a Board Committee (other than as a Committee chairperson, for whom the annual retainer is $15,000), and are paid $1,000 per day for each Board or Board Committee meeting attended (chairmen are paid $1,500 per day for each Committee meeting they chair). The chairmen of the Audit Committee, the Compensation Committee and the Nominating Committee are Messrs. Braemer, Turberg, and Bellis, respectively. In addition, under the Company's 1992 Stock Option Plan each non-employee director receives an annual grant, on the fourth Wednesday in

January, of an option to purchase 9,000 shares of Class B Common Stock, at an exercise price equal to the fair market value of such stock on the grant date. Each such option becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

     In 1994, the Company engaged Mr. Bellis as a consultant to assist in the evaluation of certain new business opportunities. The Company paid Mr. Bellis for his services at the rate of $2,000 per day, plus reimbursement of expenses. The consulting fees paid to Mr. Bellis in 1994 totalled $48,000, plus $12,362 of expense reimbursement.

     As an officer and full-time employee of the Company, Mr. Kantor had participated in AMIP II and AMIP III, and pursuant to those plans restricted shares of Class A and Class B Common Stock had been granted to him in respect of his anticipated "target" bonuses for calendar years 1994 through 1998. He had also received stock options under the 1992 Stock Option Plan. When Mr. Kantor resigned as an officer in 1994 so as to devote his time to other matters, he and the Company entered into an arrangement pursuant to which he would continue to devote approximately one-third of his time to the Company's business. For calendar year 1995, the Company will compensate Mr. Kantor for these services by vesting in 1996 (a) 3,989 restricted shares of each of the Class A and Class B Common Stock granted to Mr. Kantor under AMIP II, which is one-third of the shares which would have been subject to vesting under AMIP II for Mr. Kantor's 1995 performance had he continued as a full-time employee through 1995, and (b) options to purchase 11,791 shares of Class B Common Stock pursuant to options granted to Mr. Kantor in 1992, 1993 and 1994, which is equal to the sum of (x) the number of options which would have vested had Mr. Kantor only received a grant of 9,000 non-employee director options in each of those years, plus (y) one-third of the options in excess of those described in (x) which would have vested had he continued as a full-time employee through 1995.

     In February 1995, three attorneys who periodically provide legal services for the Company joined, as partners, the law firm of Ballard Spahr Andrews & Ingersoll ("Ballard"), of which firm Mr. Braemer has been a partner since January 1994. While the Company anticipates that it may continue periodically to utilize the services of these attorneys, and possibly other attorneys at Ballard, the Company expects that the dollar amount of legal services which will be provided to it by Ballard attorneys will be immaterial both to the Company and to Ballard. In addition, Ballard has agreed that Mr. Braemer will receive no direct or indirect benefit, as a partner of Ballard, as the result of any legal services Ballard may provide to the Company, nor will he participate in, or be apprised of, any such legal services.

                   PROPOSAL TO APPROVE THE ADVANTA MANAGEMENT
                     INCENTIVE PLAN WITH STOCK ELECTION IV

     The Advanta Management Incentive Plan With Stock Election IV (the "Stock Election Plan") was adopted by the Company's Board of Directors on December 2, 1994, subject to approval by the Company's stockholders at the Meeting. The Stock Election Plan is designed to provide incentives to certain employees to remain in the employ of the Company and devote themselves to its success. The Stock Election Plan authorizes the granting of awards in the form of restricted shares ("Restricted Shares") of Class B Common Stock (a "Restricted Stock Award"), subject to risks of forfeiture which may be eliminated over time based on performance criteria. (Each employee upon receipt of an award is an "Award Recipient.") The aggregate maximum number of Restricted Shares which may be granted under Restricted Stock Awards is 500,000. Approval of the Stock Election Plan requires the approval of a majority of the votes which may be cast by all stockholders present in person or by proxy at the Meeting.

     The Stock Election Plan will be administered by the non-management members of the Board of Directors or such committee as the Board may designate, such committee to be composed of two or more "disinterested directors" (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended). Such committee as administrator of the Plan is referred to herein as the "Plan Committee." Currently, the Board of Directors has designated the Compensation Committee to act as the Plan Committee. Except as otherwise provided by the terms of the Stock Election Plan, the Plan Committee shall have full power and authority, in its discretion, to, among other things: grant Restricted Stock Awards; determine to whom and the time when Restricted Stock Awards will be granted; determine the number of Restricted Shares of Class B Common Stock subject to each Restricted Stock Award; determine the restrictions and conditions to which such shares will be subject and the period of time the applicable restrictions and conditions will apply; determine whether the Restricted Shares will contain any restrictive legends and whether the stock certificates representing the shares issued pursuant to a Restricted Stock Award will remain in the custody of the Company during the Restriction Period, as defined below; determine the percentage of the Restricted Shares that will vest in any particular year; and, interpret and supervise the administration of the Stock Election Plan.

     Eligible Award Recipients under the Stock Election Plan are employees (including officers) of the Company who have been made eligible by the Compensation Committee of the Board of Directors to receive a bonus pursuant to the Company's Senior Management Incentive Plan (the "Incentive Plan"). Approximately 125 employees are currently eligible to receive a bonus under the Incentive Plan.

     The Compensation Committee and/or the Board of Directors has determined the amounts of bonuses that the Company anticipates paying pursuant to the Incentive Plan to each eligible employee for services to be performed by such employee during 1995 (the "Target Bonus"). Each such employee, except for an employee who is an "officer" of the Company as defined for purposes of Section 16 of the Exchange Act (a "Section 16 Officer") will be given the opportunity to decide what percentage (0%, 25%, 50%, 75% or 100%) of the Target Bonus to be payable with respect to his performance for each of 1999, 2000 and 2001 he wants the Company to pay in the form of a Restricted Stock Award (the "Elected Percentage"), and will so inform the Company. These elections are irrevocable. It is mandatory for all Section 16 Officers, however, that 100% of the Target Bonus be payable in the form of a Restricted Stock Award. The Company shall grant a Restricted Stock Award to the employee pursuant to the Stock Election Plan, with the number of Restricted Shares equal to the Target Bonus divided by the closing market price of the Class B Common Stock on December 2, 1994 ($25.00 per share), multiplied by the Elected Percentage, rounded down to the nearest whole number, and then multiplied by three.

     The following table sets forth the Restricted Stock Awards that will be received under the Stock Election Plan for each of the named individuals and all current executive officers, as previously determined by the Compensation Committee, if the Stock Election Plan is approved by the Company's stockholders, as well as the maximum number and dollar value of shares which may be elected by all other current employees, if each such employee chooses an Elected Percentage of 100%.

                       ADVANTA MANAGEMENT INCENTIVE PLAN
                             WITH STOCK ELECTION IV

                               NEW PLAN BENEFITS

                                                                CLASS B
                                                              COMMON STOCK     DOLLAR VALUE AT
                NAME AND PRINCIPAL POSITION                    SHARES (#)      $25.00 PER SHARE
- ------------------------------------------------------------  ------------     ----------------
Dennis Alter................................................      26,730          $  668,250
Chairman of the Board and Chief Executive Officer
Alex W. Hart................................................      26,730          $  668,250
Executive Vice Chairman
Richard A. Greenawalt.......................................      21,330          $  533,250
President and Chief Operating Officer
Robert A. Marshall..........................................      13,650          $  341,250
Executive Vice President and Group Executive, Consumer
Financial Services
David D. Wesselink..........................................      10,500          $  262,500
Senior Vice President and Chief Financial Officer
All current executive officers as a group...................     190,758          $4,768,950
All employees, including all current officers who are not
  executive officers, as a group............................     228,981          $5,731,628

     The Restricted Shares covered by a Restricted Stock Award will be vested at the end of 10 years from the date of grant (the "Restriction Period"), unless the Restriction Period has been shortened by the Plan Committee. To the extent that the Award Recipient and the Company meet their respective annual target performance goals for the applicable years as established by the Board of Directors or the Compensation Committee thereof, vesting shall be accelerated annually with respect to one-third of the Restricted Shares covered by a Restricted Stock Award, on such date that the Company elects to pay bonuses for services performed during 1999, 2000 or 2001, respectively. If either the individual's or the Company's goals are not met in full, as determined by the Board of Directors or the Compensation Committee, as the case may be, vesting will be accelerated only to the extent such goals are met for that year. Any bonus actually granted with respect to performance in 1999, 2000 or 2001 in excess of the Target Bonus will be paid in cash to the employee, and any shortfall of the actual award from the Target Bonus will be divided between the stock and cash components of the award, on a pro rata basis. Because the Restricted Stock Award for all Section 16 Officers covers 100% of the Target Bonus, with no cash payment for such individuals, any shortfall in the actual bonus award from the Target Bonus will effect a pro rata reduction in the number of shares of Class B Common Stock which become vested.

     If, during the Restriction Period, the Award Recipient's employment with the Company terminates due to the (i) death, (ii) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) or (iii) retirement of the Award Recipient after December 31, 1998, or in the event of (or upon the date set by the Plan Committee to be an accelerated vesting date in anticipation of) the occurrence of a transaction or series of related transactions which results in a Change of Control (as described below), the Plan Committee shall, based upon the recommendation of the Compensation Committee or the Board with respect to the performance of the Award Recipient and the Company for the portion of the then current year prior to such event, direct that the Restricted Stock Award shall vest with respect to a pro rata portion of the Restricted Shares which would have become vested had the Award Recipient worked the entire year. A "Change of Control" is deemed to have occurred upon the earliest to occur of the following events: (i) the Company is dissolved or liquidated or sells substantially all of its operating assets; (ii) the Company is party to a merger or consolidation in which the Company is not the surviving or acquiring entity; (iii) any entity, person or group (other than (A) the Company, any of its subsidiaries or any employee benefit plan sponsored or maintained by the Company or its subsidiaries or (B) any person on the effective date of the Plan beneficially owning or controlling more than 25% of the Class A Common Stock) becomes the beneficial owner of, or shall have obtained voting control over, more than 25% of the outstanding shares of Class A Common Stock; or (iv) the first day after the Plan is effective when directors are elected such that a majority of the Board of Directors have been members of the Board of Directors for less than two years, unless the nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period. The purpose of these provisions is to enable an Award Recipient, whose employment terminates during the year as the result of his or her death, disability, retirement or whose employment situation is affected by a change in control of the Company, to receive a proportionate share of the bonus which the employee would have been paid in stock for that year's performance had such an event not occurred.

     The Company believes that such pro rata payment is appropriate where the Award Recipient has neither voluntarily terminated employment (other than by retiring after December 31, 1998) nor been dismissed by the Company for poor performance. Thus, for example, assume an Award Recipient is eligible to have 1,000 shares vest with respect to her 1999 performance, on July 1, 1999 her employment terminates due to disability or there is a change in control of the Company, and the Compensation Committee determines that had such event not occurred and she remained with the Company for all of 1999 she would have been awarded her full Target Bonus. In that case, the Plan Committee shall cause 500 shares to be vested in respect of her performance for the first half of 1999. The Company does not believe that the provision accelerating vesting in the event of a change in control of the Company is likely to have any significant anti-takeover effects, given the relatively small number of shares that would vest in such an event.

     To the extent not vested, all Restricted Shares issued pursuant to Restricted Stock Awards shall be forfeited without any payment of consideration on the date on which an Award Recipient's employment or service with the Company terminates for any reason, except as described above with regard to termination due to disability, death or retirement after December 31, 1998.

     If an employee becomes eligible to participate in the Stock Election Plan at any time subsequent to the time initial Restricted Stock Awards were determined following adoption of the Plan, whether due to promotion, new hire or otherwise, (i) if such person is a Section 16 Officer, such person shall automatically become a participant in the Stock Election Plan or (ii) if such person is not a Section 16 Officer, such person may elect to participate, but only if such election is made within 30 days of the date of first becoming eligible. The number of shares included in such new participant's Restricted Stock Award shall be based on the participant's annualized Target Bonus for the current calendar year and the average of the current market prices for the Class B Common Stock for each trading day in the 90 day period ending on the date prior to the participant's first eligibility date (the "Market Price Measurement"). If an individual was a participant in the Stock Election Plan immediately prior to a promotion and such promotion provides such person with a Target Bonus constituting a higher percentage of base salary than was previously the case, then (a) if such person has become a Section 16 Officer, such person shall receive an additional Restricted Stock Award reflecting the full amount of the increase in Target Bonus for the years 1999-2001 or (b) if the participant is not a Section 16 Officer, to the extent the participant previously elected to receive a percentage of 1999-2001 bonuses in Restricted Stock, that election also shall be applied to the additional Target Bonus resulting from the increase in the

Target Bonus percentage arising from the promotion. The number of additional shares included in the Restricted Stock Award shall be based on the Market Price Measurement.

     The non-employee members of the Board may amend the Stock Election Plan from time to time in such manner as they may deem advisable, except that they may not, without the consent of the Award Recipient, adversely affect any outstanding Restricted Stock Award.

     Although individual tax situations vary, under current federal income tax law, an Award Recipient will not recognize income upon the grant of the Restricted Stock Award because, at the time of grant, the Restricted Shares will be subject to "a substantial risk of forfeiture" and will not be "transferable" within the meaning of Section 83 of the Code. Instead, unless an Award Recipient elects pursuant to Section 83(b) of the Code to have the Restricted Shares included in his income at their fair market value at the time of grant, an Award Recipient will recognize ordinary compensation income when Restricted Shares vest under the Stock Election Plan in an amount equal to the then fair market value of the shares becoming vested. Income tax withholding will be required.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE ADVANTA MANAGEMENT INCENTIVE PLAN WITH STOCK ELECTION IV.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected by the Board of Directors as the independent public accountants for the Company's current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1996 must be received by November 21, 1995, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholder proposals should be directed to Gene S. Schneyer, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                     (LOGO)
       This proxy statement has been printed entirely on recycled paper.

                      ADVANTA MANAGEMENT INCENTIVE PLAN
                            WITH STOCK ELECTION IV


1.  Purpose.

     This Plan is intended as an additional incentive to employees to enter into or remain in the employ of Advanta Corp., a Delaware corporation (the "Company"), or a subsidiary thereof and to devote themselves to the Company's success. This Plan provides selected employees with an opportunity to acquire the Company's Class B Common Stock, par value $0.01 per share (the "Common Stock").

2.  Administration.

     This Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, or such other committee as the Board may designate, provided that in any event such committee shall be composed of two or more "disinterested persons" (as such term is defined in Rule 16b-3 (the "Rule") under the Securities Exchange Act of 1934, as amended). Such committee in its administrative capacity with respect to the Plan is referred to as the "Committee." The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be valid acts of the Committee. The interpretation and construction by the Committee of any provision of the Plan or of any Restricted Stock Award awarded hereunder shall be final, binding and conclusive.

3.  Eligibility.

     All employees of the Company or a subsidiary thereof who are selected by the Company's Compensation Committee to be eligible to receive a bonus pursuant to the Advanta Management Incentive Plan shall be eligible to receive shares (the "Restricted Shares") of the Company's Class B Common Stock (the "Restricted Stock Awards") pursuant to this Plan. The aggregate maximum number of shares of Class B Common Stock for which Restricted Stock Awards may be awarded under this Plan is 500,000 shares.

4.  Restricted Stock Awards.

     (a) Elective Participation. Each eligible employee other than an employee to whom Section 4(b) applies shall be permitted to elect (which election shall be irrevocable) a portion of such employee's annual bonus for services performed during 1999, 2000 and 2001 to be received in the form of Class B Common Stock. The portion of each such bonus which may be elected in stock is an amount up to the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994 subject to modification as described in Section 4(f).
The election shall be performed by the employee's execution of such forms as may be determined by the Committee.

     (b) Mandatory Participation by Section 16 Officers. Each eligible employee who is an "officer" of the Company as defined for purposes of the Rule (an "Officer") as of the date the Plan is adopted (subject to stockholder approval) by the Board of Directors, shall be granted a Restricted Stock Award based upon the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994. The number of shares so awarded shall be determined by applying the formula set forth in Section 4(c), using a percentage factor of 100% in clause (ii) of such formula. Plan provisions providing for Plan participation by Officers, and the terms of such participation, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     (c) Number of Restricted Shares. Subject to the provisions of this Plan, the Committee shall award a Restricted Stock Award to an eligible employee ("Award Recipient") equal to the number of shares (rounded down to the nearest whole number divisible by three) calculated by (i) multiplying the employee's anticipated 1995 "target" bonus, calculated on the basis of the employee's base salary as of December 2, 1994 by three, (ii) multiplying this product times the percentage factor (25%, 50%, 75% or 100%) irrevocably elected by the employee, and (iii) dividing the product thereof by the market price of the Class B Common Stock as of the close of business on December 2, 1994 (the "Base Price").

     (d) Documents. Restricted Shares awarded pursuant to this Plan shall be evidenced by the stock certificates described in Section 13 and such other written documents (the "Restricted Stock Award Documents") in such form as the Committee shall approve from time to time. Such Restricted Stock Award Documents shall comply with and be subject to the terms and conditions of this Plan and such other terms and conditions which the Committee shall require from time to time which are not inconsistent with the terms of this Plan. The Committee shall have the right to amend the Restricted Stock Award Documents issued to an Award Recipient subject to his or her consent.

     (e) New Participants. In the event an individual becomes eligible to participate in the Plan for any reason (including promotion or being newly hired) subsequent to the time as of which initial awards are made hereunder, (i) if such individual is an Officer, such individual shall automatically become a participant in the Plan, or (ii) if such individual is not an Officer, he or she shall be entitled to elect to participate in the Plan, provided that such election must be made within thirty days after the person first becomes eligible to participate. Except as provided under
Section 4(f)(2), the number of shares included in such new participant's Restricted Stock Award shall be based on the participant's annualized target bonus for the then current calendar year and the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient became eligible to participate in the Plan. Any such Restricted Stock Awards shall be made otherwise in accordance with the terms of this Plan, with such modifications as may be appropriate to implement the intended operation of the Plan.

     (f)  Modification for Promotions.

          (1) If a participant receives a promotion, as a consequence of which his or her prospective target bonus is increased to a higher percentage of base salary, then (a) if as the result of such promotion, the participant has become an Officer, then the participant shall receive additional Restricted Shares reflecting the full amount of the increase in target bonus as applied to the years 1999-2001, or (b) if the participant is not an Officer, to the extent that the participant previously elected to receive a percentage of 1999-2001 bonuses in stock, that election shall be likewise applied to the additional target bonus resulting from the increase in the participant's target bonus percentage. In either event, the number of additional shares of Restricted Stock awarded to the participant in such a case shall be based on the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient received the promotion. For example, suppose a participant's target bonus percentage is 15% of her $70,000 salary (resulting in a $10,500 target bonus) at the time she makes an irrevocable election in 1994 to take 100% of her target bonuses in stock, and assume that the Base Price, as defined in Section 4(e), is $25.00 per share. Consequently, she is awarded 1,260 restricted shares ($70,000 X 15% / $25.00 per share = 420 shares X 3 years = 1,260). In 1996, she receives a promotion, as the result of which her salary is increased to $90,000 per year and her target bonus percentage is increased to 25%. Consequently, her new target bonus is 25% of $90,000 or $22,500. This represents an incremental $12,000 over her previous target bonus of $10,500. If at the time she receives such promotion the market price of the stock (using the 90 day average) is $40.00 per share, she will be awarded an additional 900 restricted shares ($12,000 X 3 years / $40.00 per share = 900). If the participant is awarded her target bonus in each of 1999, 2000 and 2001, she will have 720 shares vested each year (420 of the $25.00 shares and 300 of the $40.00 shares, for a total grant date value of $22,500.00). If the promotion occurred on January 1, 2000 and the 90 day average market price of the stock was $40.00 per share at that time, she would be awarded an additional 600 shares rather than 900, as the first bonus year, 1999, will at that point have already passed.

          (2) If an individual who was a participant in the Company's Key Employees Incentive Plan With Stock Enhancement ("KEIPWISE") is promoted, and as a result of such promotion becomes eligible to participate in the Plan with a target bonus constituting a higher percentage of base salary than was the case under KEIPWISE, then (a) if as the result of such promotion, the participant has become an Officer, the participant shall receive additional Restricted Shares reflecting the full amount of the increase in target bonus as applied to the years 1999-2001, or (b) if the participant is not an Officer, such individual may elect to receive all or a portion (in 25% increments) of such additional target bonus in shares of Restricted Stock, provided that such election must be made within thirty days after the recipient first becomes eligible to participate in the Plan. In either event, the number of additional shares of Restricted Stock awarded to the participant shall be based on the average of the closing market prices of the Class B Common Stock for each trading day in the ninety day period ending on the day before the date the recipient became eligible to participate in the Plan.

5.  Vesting.

     (a) General. Restricted Shares shall fully vest upon the lapse of ten years from the date they are awarded as Restricted Stock Awards. However, the Committee may accelerate the vesting of the Restricted Shares, and to the extent that both the Award Recipient and the Company meet their respective annual target performance goals for the applicable years so that the Committee or the Board of Directors approves payment of bonuses under the Advanta Management Incentive Plan, vesting will be accelerated annually with respect to one-third of the Restricted Shares on such date that the Company elects to pay bonuses for services performed during the years 1999, 2000 and 2001, respectively. The portion of any bonus award which exceeds the 1995 "target" level will be paid in cash. Bonus awards which fall short of the 1995 "target" bonus awards, as determined by the Compensation Committee or the Board of Directors, in their discretion, will be paid by reducing both the cash component and the number of shares of stock to be vested, on a pro rata basis. All Restricted Shares shall be valued at the Base Price (or, if applicable, the average price utilized under Section 4(e) or 4(f) to determine the number of Restricted Shares in a Restricted Stock Award) for purposes of determining the value of that portion of any bonus award to be paid by accelerating the vesting of Restricted Shares.

     (b) Examples. The following examples are designed to clarify the operation of the Plan. For the purposes of these examples, the Base Price (which is the market price of the Class B Common Stock as of the close of business on December 2, 1994) is assumed to be $25.00 per share.

          (1) If, in connection with services performed during any one of the years 1999, 2000 or 2001, the Compensation Committee grants an annual bonus to an Award Recipient in an amount equal to or greater than such Award Recipient's "target" bonus for 1995, such bonus shall be paid by (i) the acceleration of the vesting of Restricted Shares representing one-third of the number of Restricted Shares previously awarded under this Plan, and
(ii) payment of cash in the amount of the excess, if any, of such bonus over the product of the number of vested shares times the Base Price. For example, an Award Recipient (not an Officer) whose 1995 "target" bonus was $8,000 and who had elected to receive 75% of such bonus in Class B Common Stock and who therefore received a Restricted Stock Award of 720 Restricted Shares shall, upon the Company's granting of any bonus equal to or greater than $8,000 in any year, receive 240 vested shares (one-third of the Restricted Stock Award) and cash in the amount of the balance.

          (2) If, in connection with services performed during any of the years 1999, 2000 or 2001 the Compensation Committee awards a bonus to an Award Recipient in an amount less than such Award Recipient's "target" bonus for 1995, such bonus shall be paid in cash and vested shares, each of which shall be reduced on a pro-rata basis in relation to the shortfall from the 1995 "target" award.

          (3) A participant in the Plan ("Employee") has made a 50% irrevocable election. For 1995 his "target" bonus is $8,000. Employee would be granted 480 Restricted Shares (($8,000 x 3) x 50% / $25.00).

          Assume that in 1999 Employee exceeded all his goals for 1999 and the Company prospered. Employee is awarded a 1999 bonus of $10,000. He would have all restrictions removed from 160 shares of stock (1/3 of 480) and would receive $6000.00 in cash ($10,000 - (160 x $25.00)).

          Assume that in 2000 Employee did not perform as well. He is awarded a 2000 bonus of $4,000. Employee would have the restrictions removed on 80 shares ($2,000 / $25.00), and would receive $2,000 in cash ($4,000 - (80 x $25.00)). In 2001, Employee again does well and receives a bonus for 2001 of $11,000. He would have the restrictions removed on 160 shares and would receive $7,000 in cash ($11,000 - (160 x $25.00)). The remaining 80 Restricted Shares would vest in the year 2004 (ten years after grant) unless the Committee, in its discretion, caused them to vest at an earlier date.

     (c) Pro Rata Acceleration of Vesting of Restricted Shares in the Event of the Award Recipient's Death, Disability or Retirement. In the event of the death, disability (within the meaning of section 22(e)(3) of the Internal Revenue Code) or retirement of the Award Recipient after December 31, 1998, the Committee may, after considering any recommendation of the President with respect to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such death, disability or retirement, direct that the vesting with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested. For example, assume that in the example in the last paragraph of Section 5(b)(3), Employee died on July 1, 1999, and the Compensation Committee in its discretion determined to award him a partial-year 1999 bonus of $5,500, on the basis that had he worked the full year his bonus would have been $11,000.00. His estate or, in the event Employee had named a beneficiary under the Plan, his beneficiary would receive 80 unrestricted shares and $3,500 in cash ($5,500 - (80 x $25.00)).

     (d)  Pro Rata Acceleration of Vesting of Restricted Shares in the
Event of a Change of Control. After December 31, 1998, in the event of, or upon the date set by the Committee to be an accelerated vesting date in anticipation of, a Change of Control, the Committee may, after considering any recommendation of the Chairman and President with respect to the performance of such Award Recipient and of the Company for the portion of the then current year prior to such actual or anticipated Change of Control, direct that the vesting with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year shall be accelerated and such Restricted Shares shall become fully vested. A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the stockholders of the Company (or the Board of Directors, if stockholder action is not required) and the stockholders of the other constituent corporation (or its board of directors if stockholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Class A Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving corporation's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of Class A Common Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (other than (a) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (b) any person who, on the date the Plan is effective, shall have been the beneficial owner of or have voting control over shares of Common Stock of the Company possessing more than twenty-five percent (25%) of the aggregate voting power of the Company's Common Stock) shall have become the beneficial owner of, or shall have obtained voting control over, more than twenty-five percent (25%) of the outstanding shares of the Company's Class A Common Stock, or (v) the first day after the date this Plan is effective when directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than two (2) years, unless the nomination for election of each new director who was not a director at the beginning of such two (2) year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

6.  Forfeiture of Restricted Shares.

     All nonvested Restricted Shares shall be forfeited without the receipt of any payment by the Award Recipient upon the last day of the Award Recipient's employment or service with the Company or a subsidiary thereof, except to the extent that the provisions of Sections 5(c) or 5(d) are applicable. Restricted Shares which are forfeited may be cancelled by the Company without any action by the Award Recipient.

7.  Transfer of Restricted Shares.

     No Restricted Shares awarded under this Plan may be transferred, pledged, or encumbered until such time as any such shares become vested.

8.  Amendment of the Plan.

     The non-employee members of the Board of Directors of the Company may amend this Plan from time to time in such manner as they may deem advisable. No amendment to this Plan shall adversely affect any outstanding Restricted Stock Award, however, without the consent of the Award Recipient.

9.  No Continued Employment.

     The award of a Restricted Stock Award pursuant to this Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any subsidiary thereof to retain the Award Recipient in the employ or service of the Company or any subsidiary thereof, and each such Award Recipient shall remain subject to discharge to the same extent as if this Plan had not been adopted.

10.  Withholding of Taxes.

     Whenever Restricted Shares vest or, if sooner, whenever an Award Recipient must include the Restricted Shares in income for federal income tax purposes, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy all federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Restricted Shares or (b) take whatever action it deems necessary to protect its interests with respect to tax liabilities, including, without limitation, redeeming a portion of any Restricted Shares otherwise deliverable pursuant to this Plan with a then fair market value equal to such tax liabilities. The Company's obligation to make any delivery or transfer of vested Restricted Shares shall be conditioned on the Award Recipient's compliance with any withholding requirement to the Company's satisfaction.

11.  Establishment of Rules by the Committee.

     The Committee shall have the authority to establish rules with respect to the Company's obligations in connection with the withholding requirements described in Section 10 so as to insure compliance with Rule 16b-3(e) of the Securities Exchange Act of 1934.

12.  Dividend and Other Rights.

     During the period from the date a Restricted Stock Award is granted to the date Restricted Shares are vested, the Award Recipient will be entitled to all rights of a holder of the Class B Common Stock of the Company, including the right to receive dividends declared on such shares, as paid.

13.  Stock Certificates.

     The stock certificate(s) evidencing a Restricted Stock Award shall be registered in the name of the Award Recipient and shall bear a legend referring to the terms, conditions and restrictions applicable to such shares. The Committee may direct the Company to either retain physical possession or custody of or place into escrow the certificate(s) evidencing the Restricted Shares until such time as such shares are vested.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 ADVANTA CORP.

    The undersigned, a stockholder of Advanta Corp., hereby constitutes and appoints Dennis Alter, Alex W. Hart, Richard A. Greenawalt and Gene S. Schneyer, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, April 20, 1995, at 1:00 p.m. at The Rittenhouse Hotel, Grand Ballroom, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

               (CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE)

1.  ELECTION OF DIRECTORS

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.

NOMINEES: Dennis Alter, Arthur P. Bellis, William C. Dunkelberg and Robert C. Hall.


       FOR                          WITHHOLD
ALL FOUR NOMINEES                  AUTHORITY
   FOR DIRECTOR           TO VOTE FOR ALL FOUR NOMINEES
 LISTED AT RIGHT          FOR DIRECTOR LISTED AT RIGHT

      / /                             / /


2. The proposed to approve the Advanta Management Incentive Plan With Stock Election IV.

       FOR                AGAINST                 ABSTAIN

       / /                  / /                     / /


3.  To transact such other business as may properly come before the meeting.

         IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL FOUR NOMINEES FOR DIRECTOR, AND FOR THE PROPOSAL TO APPROVE THE ADVANTA MANAGEMENT INCENTIVE PLAN WITH STOCK ELECTION IV. Shares voted "Abstain" with respect to Proposal 2 will have the same effect as shares voted "Against" the Proposal. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

         The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.

         Dated:                                                    , 1995
                 --------------------------------------------------

         ----------------------------------------------------------------
                             (Stockholder's Signature)

         ----------------------------------------------------------------
                             (Stockholder's Signature)


         NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.



                         PLEASE SIGN AND MAIL PROMPTLY.